CONTACT:
Lou Anne J. Nabhan
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, November 20, 2024

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES THE ELECTION OF TWO NEW DIRECTORS

Glen Allen, Virginia – Hamilton Beach Brands Holding Company (NYSE: HBB) (the “Company”) today announced that the Board of Directors has increased the size of the Board from 11 directors to 13 directors and appointed April L. Lane and Bela S. Mehta to the Board, effective immediately.
Alfred M. Rankin, Jr., Chairman of the Board, said, "We are pleased to welcome two new independent directors to the Board. These additions are part of our long-term succession planning. April brings strong e-commerce, consumer products and strategy experience. Bela brings deep financial, operating and strategy expertise.”
Ms. Lane has extensive experience leading large e-commerce businesses. She joined Thrive Market as Chief Merchandising Officer in April 2024. Previously, she was with Hearst Corporation, where she served as Chief eCommerce Officer. Prior to Hearst, she spent 12 years at Amazon in a variety of leadership roles. Prior to Amazon, she held strategy roles at Limited Brands and Nike after beginning her career at Boston Consulting Group, where she specialized in retail. Ms. Lane graduated from Northwestern University with a B.A. in Sociology and Political Science.
Ms. Mehta is an experienced private equity partner who has been Managing Partner at CITG Capital Partners since 2004. She has served as President and Board Chairman of Little Switzerland, Inc. since 2006. She began her career as an analyst with Fidelity Capital. Ms. Mehta graduated from the University of Michigan with a B.B.A. in finance, she received an MBA from the Wharton School at the University of Pennsylvania, and a graduate degree from Harvard Graduate School of Education.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars, and hotels. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach Professional®, Weston®, and TrueAir®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. Hamilton Beach Brands licenses the brands for Wolf Gourmet® countertop appliances, CHI® premium garment care products, CloroxTM True HEPA air purifiers, and Brita HubTM countertop electric water filtration appliances. Hamilton Beach Brands has exclusive multiyear agreements to design, sell, market, and distribute Bartesian® premium cocktail delivery machines, and specialty appliances to create Numilk® non-dairy fresh milk on demand. The Company’s Hamilton Beach Health® subsidiary is focused on expanding the Company’s participation in the home medical market. In February 2024, Hamilton Beach Health acquired HealthBeacon PLC, a medical technology firm that specializes in developing connected devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

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